EXHIBIT 99.1

J.JILL, INC. ANNOUNCES NEW CHIEF FINANCIAL OFFICER

April 15, 2019 – Quincy, MA – J.Jill, Inc. (NYSE:JILL) today announced the appointment of Mark Webb as Executive Vice President, Chief Financial Officer, effective May 1, 2019. Mr. Webb will be overseeing finance, tax, accounting, treasury, investor relations, business analytics, company planning and real estate, and will report to J.Jill’s Chief Executive Officer, Linda Heasley. The company had previously announced that Chief Financial and Operating Officer Dave Biese will be leaving the company on April 30, 2019.
Mr. Webb joins J.Jill with over 23 years of experience as a finance professional in the retail industry with experience launching, running, and optimizing multi-channel retail businesses. Most recently, Mr. Webb was Senior Vice President, Chief Financial Planning & Analysis and Treasury Officer at Hudson’s Bay Company.  He previously was with Gap, Inc. from 1995 through 2017 in multiple leadership roles including Senior Vice President, Chief Financial Officer, Gap Brand and Intermix.  His experience includes business plan development, business optimization, financial planning and analysis, strategy, testing and analytics, inventory control, capital allocation, logistics and distribution, investor relations, brand portfolio management and planning.
“Mark has an impressive track record and a broad range of experience at major retail companies, including during times of significant growth and industry change in his more than 20 years at Gap, Inc.,” said J.Jill Chief Executive Officer, Linda Heasley. “We look forward to building upon the strong disciplines that Dave Biese and his team have put in place over the past decade, and Mark’s strategic insights and leadership abilities will be integral to our long-term success.”
Ms. Heasley continued, “Mark joins other important hires at J.Jill. Over the past nine months, we have added Elliot Staples as Senior Vice President of Design, Brian Beitler as Executive Vice President, Chief Marketing and Brand Development Officer, and Shelley Liebsch as Senior Vice President, Chief Merchandising Officer.  The experience and proven leadership that all four of these hires bring to the company in their respective fields has me very excited about what J.Jill can accomplish over the coming years.
“I am excited to be joining a company with such a long history of serving a loyal and underserved core customer base,” Mark Webb added. “J.Jill has a very attractive model that includes a healthy balance of e-commerce and retail store sales, a very strong store fleet and real estate profile, and a seasoned team of retail veterans, all together presenting meaningful opportunities for profitable growth.”
About J.Jill, Inc.
J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, relaxed, inspired style that reflects the confidence and comfort of a woman with a rich, full life. J.Jill offers a guiding customer experience through more than 270 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.JJill.com.
Investors:
Caitlin Morahan Churchill/Joseph Teklits
ICR, Inc.
investors@jjill.com
203-682-8200
Media:
Chris Gayton
J.Jill, Inc.
media@jjill.com
617-689-7916
Source: J.Jill, Inc.